                                                                    Exhibit 99.1

                        DYNEGY NAMES THREE NEW DIRECTORS

HOUSTON (April 17, 2003) - Dynegy Inc. (NYSE: DYN) today named three new members to the company's board of directors:

       David W. Biegler, 56, is the retired vice chairman of TXU Corp. He served as chairman, president and chief executive officer of ENSERCH Corp. from 1993 to 1997. A graduate of Harvard University's Advanced Management Program and St. Mary's University with a degree in physics, Mr. Biegler also serves on the boards of Trinity Industries and JPMorgan Chase-Dallas. He currently serves as chairman of the American Gas Foundation.

       Patricia A. Hammick, 56, is an independent board member and consultant based in the greater Washington, D.C. area. She previously served as senior vice president of strategy and communications for Columbia Energy Group, where she was part of the executive management team overseeing mergers and acquisitions. She also served as chief operating officer of the Natural Gas Supply Association. As part of her current activities, she serves as an independent director of Consol Energy Inc. and teaches a graduate-level course in political affairs and corporate strategy at George Washington University. Ms. Hammick holds a doctorate in mathematical statistics from George Washington University, a master's in physics from the University of California, and a bachelor's in chemical physics and mathematics from Rice University. In addition, she has completed executive management programs at the Wharton School.

       William L. Trubeck, 56, is the executive vice president of Waste Management Inc.'s Western Group. Prior to joining Waste Management in 2000, he served as senior vice president and chief financial officer of International Multifoods. Mr. Trubeck earned a master's in business from the University of Connecticut and a bachelor's in economics from Monmouth College. He serves on the boards of Yellow Corporation, Bush Brothers & Company, and Monmouth College.

         "These are all experienced and well-respected individuals who will strengthen Dynegy's board leadership by adding new insight and perspectives on energy issues, corporate governance and fiscal responsibility," said Daniel L. Dienstbier, chairman of Dynegy Inc.'s board of directors.

         Bruce A. Williamson, Dynegy Inc.'s president and chief executive officer, added, "Each one of these new directors brings years of experience, and I look forward to working with them as we continue to restructure, address past issues and build confidence in the new Dynegy."

         A total of 13 members now serve on Dynegy's board of directors. Russell Reynolds Associates assisted in the search for the three new directors.

Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids and regulated energy delivery. Through these business units, the company serves customers by delivering value-added solutions to meet their energy needs.